3: MG High Yield Bond Fund - 10f3

MG High Yield Bond Fund - 10f3

Transactions - Q2 2000




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Station Casinos	Park Place Entertainment	Hollywood Casino
Underwriters	B of A, DB Alex. Brown	Norwest	Bear Stearns, BofA, CSFB, Lehman, Prudential
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	STN 9.875%, 7/1/10	PPE 9.375%, 2/15/07	HWD 11.25%, 5/1/07
Is the affiliate a manager or co-manager of offering?	co-manager	no	no
Name of underwriter or dealer from which purchased	B of A	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	6/29/2000	2/15/2000	5/14/1999

Total dollar amount of offering sold to QIBs	$ 375,000,000	$ 500,000,000	$ -
Total dollar amount of any concurrent public offering	$ -	$ -	$ 310,000,000
Total	$ 375,000,000	$ 500,000,000	$ 310,000,000

Public offering price	99.61	100.000	100.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	0.25%	1.75%	0.25%
Rating	B1/B+	Ba2/BB+	B3/B
Current yield	9.91%	9.375%	11.25%

Total par value purchased	$ 2,000,000	n/a	n/a
$ amount of purchase	$ 1,992,120	n/a	n/a

% of offering purchased by fund	0.53%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total	0.53%	n/a	n/a